Arent Fox LLP / Attorneys at Law Los Angeles, CA / New York, NY/ San Francisco, CA/Washington, DC www.arentfox.com

Exhibit 5.1	Deborah S. Froling Partner 202.857.6075 DIRECT 202.857.6395 FAX deborah.froling@arentfox.com

June 3, 2013

ICON ECI Fund Sixteen

c/o ICON MT 16, LLC, its managing owner

36 Park Avenue, 36th Floor

New York, New York 10016

Re:	Registration Statement on Form S-1 (Registration No. 333-185144)

Ladies and Gentlemen:

We have acted as counsel to ICON ECI Fund Sixteen, a Delaware statutory trust (the “Trust”), in connection with the registration of up to $250,000,000 in Class A shares and Class I shares (collectively, the “Shares”) covered by the above-referenced Registration Statement and all amendments thereto (the “Registration Statement”), filed by the Trust with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). This opinion letter is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with our representation of the Trust, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Subscription Agreement attached thereto as Exhibit C) in the form in which it was transmitted to the SEC under the 1933 Act;

2. The Certificate of Trust of the Trust, certified as of a recent date by the Secretary of State of the State of Delaware;

3. The form of Amended and Restated Trust Agreement of the Trust (the “Trust Agreement”), as filed as Exhibit 4.1 to the Registration Statement;

555 West Fifth Street, 48th Floor Los Angeles, CA 90013-1065 T 213.629.7400 F 213.629.7401	1675 Broadway New York, NY 10019-5820 T 212.484.3900 F 212.484.3990	55 Second Street, 21st Floor San Francisco, CA 91405-3470 T 415.757.5500 F 415.757.5501	1717 K Street, NW Washington, DC 20036-5342 T 202.857.6000 F 202.857.6395

June 3, 2013 Page 2

4. A certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust, dated as of a recent date;

5. A certificate of the Secretary of State of the State of Delaware as to the good standing of ICON MT 16, LLC, a Delaware limited liability company, and the Managing Owner of the Trust (the “Managing Owner”), dated as of a recent date;

6. A certificate executed by an officer of the Managing Owner, dated as of the date hereof, as to certain factual matters and other representations; and

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

In connection with the opinions expressed below, we have assumed that, prior to the closing on the sale and delivery of any Shares pursuant to the Registration Statement, the Managing Owner, Wilmington Trust, National Association, as Trustee (the “Trustee”) and the initial shareholder will have duly executed and delivered the Trust Agreement substantially in the form filed as Exhibit 4.1 to the Registration Statement.

This opinion letter is based as to matters of law solely upon the Delaware Constitution and the Delaware Statutory Trust Act, 12 Del. Code Section 3801, et seq., and we express no opinion herein as to any other laws, statutes, regulations or ordinances.

Based upon, subject to and limited by the foregoing, it is our opinion that:

The issuance and sale of the Shares has been duly authorized by the Trust and, when and if issued and delivered against payment therefor in accordance with the Trust Agreement, the Registration Statement and the Subscription Agreement, the Shares will be validly issued, full paid and non-assessable.

June 3, 2013 Page 3

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

This opinion letter is being furnished to you for submission to the SEC as an exhibit to the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours, /s/ Arent Fox LLP
Arent Fox LLP